Exhibit 10.4

2020 Executive and Leadership Bonus Plan

This 2020 Executive and Leadership Bonus Plan (the “Plan”) of Avalara, Inc. (the “Company”) covers the period from January 1, 2020 through December 31, 2020. The purpose of the Plan is to promote the success of the Company by rewarding leaders (“Leaders”) for outstanding business results, as well as promoting retention of high‑performing employees.

Performance bonuses are paid to our Leaders and are based on the achievement of (i) Company performance objectives and (ii) individual performance objectives that are determined by their managers; provided, however, that the Compensation and Leadership Development Committee of the Board of Directors (the “CLDC”) shall approve the individual performance objectives applicable to the CEO. Each Leader’s performance objectives may change from year to year as the Company continues to evolve and different priorities are established and will remain subject to the review and approval of the CEO and/or the CLDC.

For 2020, performance bonuses may be earned under the Plan based on the attainment of a Company performance component and an individual performance component measured as of the end of calendar year 2020. Under the Plan, the Company performance component accounts for 80% of the total target performance bonus, and the individual performance component accounts for 20% of the total target performance bonus. The Plan details are as follows:

1.	Company Performance Component = 80%:

The Company performance component consists of five equally weighted Company performance objectives, which may be earned, in whole or in part, based on actual performance compared to target and calculated on a sliding scale between 25% (threshold) and 200% (maximum). No amounts are earned if the actual performance compared to target is less than the threshold. Performance objectives for 2020 are as follows:

•	New & Upsell Bookings:

New and upsell bookings are an estimate of the one-year (12 month) value of a new signed contract to use our services, including subscriptions, new and upsell orders, signed statements of work, signed but estimated contract values, signed but estimated returns usage, billed usage, and collected usage overages, as approved by the CEO and/or CFO. Company bookings, including new and upsell bookings, are calculated, reconciled, and reported monthly by Finance.

•	Revenue:

Consolidated worldwide revenue is calculated in accordance with US generally accepted accounting principles (“GAAP”) and reported monthly by Finance.

•	Gross Margin (Non-GAAP):

Gross margin is defined as the difference between revenue and cost of goods sold divided by revenue. Gross margin is expressed as a percentage.

•	Operating Cash Flow:

Operating cash flow is a measure of the amount of cash generated by the Company’s normal business operations. Operating cash flow is calculated in accordance with US GAAP and reported monthly by Finance in the Company’s financial statements as “Net Cash Used in (or Provided by) Operating Activities.”

•	CPO (Customers Pissed Off):

CPO is an index that provides a snapshot of customers at risk, which is the risk we run in losing a customer or having an unhappy captive customer. In aggregate, it is a measure of the health of the customer. The index ranges between 0 to 100. A CPO of 0 reflects a happy customer, and a CPO of 100 is a cancelled customer.  CPO is measured as an average and/or at specific points in time.

2.	Individual Performance Component (MBOs) = 20%:

The individual performance component is determined by a Leader’s attainment of goals and performance targets as established in the Leader’s 2020 Individual Goal Setting & Performance Review Plan. MBO attainment follows the performance rating guidelines below:

•	High Contributor – >100% (up to established cap)
•	Core Contributor – up to 100%
•	Low Contributor – up to 50%

3.	Accelerators:

For each accelerator target achieved, the acceleration percentage will be applied to the final Company performance component of the bonus. For example, if the Company performance component is calculated to be 120% and one accelerator target has been met (i.e., 10%), the final Company performance component would be 132%. Below is the list of 2020 accelerators:

•	10% Accelerator –Employee Engagement target at or above 4.04 by December 31, 2020.
•	10% Accelerator –Magic Number target at or above 1.0.
•	10% Accelerator –Annual revenue churn target below 3.5%.
•	Engagement is measured by Gallup and reported a minimum of twice a year by Human Resources.
•	Magic Number (i.e., internal metric reflecting the cost of acquiring new revenue) is calculated and reported monthly by Finance.
•	Revenue churn (i.e., cancelled revenue contribution divided by total annual revenue) is calculated and reported quarterly by Finance.
4.	Payout Schedule:

The 2020 bonus will be paid out on or before March 15, 2021.

5.	Eligibility:

The Plan applies to Leaders at the VP level and above, as determined by the CEO. To qualify for the bonus payment under the Plan, a Leader must:

•	Be actively employed with the Company or its subsidiaries for a minimum of three (3) months from January 1, 2020 through December 31, 2020;
•	Be actively employed at the time the bonus is paid out; and
•	Have a final performance rating of “Core Contributor” or better.

6.	Eligible Earnings:

The bonus will be based on actual 2020 eligible earnings. Eligible earnings generally include all elements of base salary and hours worked including pay for regular hours worked, overtime, holidays, PTO, floating holidays, and sick time. Other bonus or incentive earnings, such as commissions, are not included in eligible earnings for Company bonus purposes.

7.	Terms and Conditions:

“Actively employed” means that the employee is a current employee of the Company.

The Company intends for the benefits provided under the Plan to comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and the Plan will be interpreted to that end. The Company reserves the right to amend the Plan as necessary to comply with applicable federal and state laws.

The CEO, with input from the CLDC, will approve the Company performance component achieved under the Plan and may make discretionary adjustments as he, in his sole discretion, deems appropriate; provided, however, that the CLDC will approve the Company performance component achieved with respect to participating Leaders who are Executive Officers of the Company, as specified by the Charter of the CLDC, and will approve all bonuses payable to such Executive Officers, including the CEO, under the Plan.

Performance bonuses made under the Plan are offered at the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of the Plan at any time, without notice. The Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or an employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Questions regarding the Plan should be directed to the CFO or EVP Human Resources. For further information on the Plan metrics, please see Exhibit A.